Exhibit 99.2

February 5, 2020

Dear Fellow Shareholders,

This afternoon, we reported our fourth quarter and full year 2019 results, and we will hold a question and answer call tomorrow morning at 8:00 a.m. CT for the analyst community.  For the fourth quarter 2019, we generated 502,600 Daily Average Grubs (DAGs), $1.6 billion in Gross Food Sales and ended the quarter with 22.6 million Active Diners.  This drove revenues of $341.3 million, a GAAP loss per share of $0.30, Adjusted EBITDA of $26.7 million and $0.58 of Adjusted EBITDA per order.

The actions and initiatives we outlined in our third quarter earnings letter are so far having the impacts we expected on our diners, restaurants and drivers.  That said, these initiatives will take more time to roll out and, in most cases, more time to have a significant impact on our order growth and diner retention.

More broadly, there have been more pointed questions about industry profitability and a greater awareness of the unsustainability of certain tactics which temporarily accelerated growth in our industry.  We continue to believe that it will take time for the insight and awareness of such unsustainability to manifest itself in modified behavior, as other players’ desire to maintain order growth competes with the heightened focus on profitability.

In this quarter’s letter, we will update you on our progress against the strategic initiatives we outlined last quarter and we will also explain the unit economics of our business in a little more detail to highlight why not all online orders are created equal when it comes to profitability.

Fourth Quarter Highlights

We are pleased with the progress Grubhub made in the fourth quarter.  Our operational metrics and financial performance were at the very high end of our expectations.  Additionally, we are ahead of plan on our Restaurant Supply initiatives, and we are on track with our Loyalty initiatives.  We feel good as we enter the 2020s, which is, believe it or not, the fourth decade diners have been ordering online from Grubhub.

Growth of our two-sided marketplace was strong. Last quarter, we explained how critical it was for us to rapidly add restaurant inventory to our marketplace.  At our last earnings release, Grubhub diners could choose from more than 140,000 restaurants.  Now, our diners have more than 300,000 options.  That’s a more than 100% increase in just three months.  While much of this increase is driven by the rapid addition of non-partnered restaurants, we added nearly 15,000 net new partnered restaurants during the quarter as well.

Order volume at these partnered restaurants, and more specifically, independent restaurants and small chains that rely on Grubhub’s demand generation capabilities, enable Grubhub to generate profits and be an attractive investment for shareholders.  During the quarter, we launched more than five partnered independent and small chain locations for every large-brand QSR location.  And, we added record numbers of new independent and small chain locations in each of our market tiers, even those in which we’ve operated for many years.

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We also continued to make solid progress with large enterprise brands to help us generate new diners and retain existing diners.  Our McDonald’s pilot in New York City and the Tristate area that began in September is going well; we are in the process of rapidly adding thousands of Wendy's locations to our marketplace; and we are continuing to add locations and regions in our partnership with Shake Shack.  Every one of these marketplace launches occurred with a direct POS integration.

We are also really excited about the launch of KFC-branded online ordering.  Diners can now visit order.kfc.com, powered by Grubhub, and get the Colonel’s secret recipe for pickup or delivery.  Launching their direct branded ordering experience has meaningfully increased daily KFC online ordering, and they “own” every one of those diners because we are sharing data.  KFC, like Taco Bell and our other close partners, can focus on building their online brands in a sustainable fashion instead of just paying bounties for transactions from anonymous diners.

It was also a good quarter for diner growth.  We added more net active diners to the platform than any prior quarter, with the exception of the first quarter of 2019 (which included the Taco Bell launch, a substantial Taco Bell-funded TV campaign and elevated levels of advertising spend).  Even with a return to more typical levels of growth in advertising spend this quarter, we still added 1.4 million active diners.

Our advertising cost per new diner in the fourth quarter was relatively unchanged from the first three quarters of the year.  And while the new diners are not quite as valuable as they have been in the past – for the reasons we outlined last quarter – we remain confident that the lifetime value of these newly acquired diners remains higher than their acquisition cost.  We also believe that over time we will be able to increase the value of these diners, and frankly of all our diners, by executing on our restaurant inventory and economically sustainable loyalty initiatives.  In the meantime, our marketplace continues to grow in the right ways, which positions us well for the future.

Weather impacts our business in good ways and bad.  Typically, the tailwinds (e.g., precipitation) balance out the headwinds (e.g., unseasonable warmth in winter) over the course of a quarter; however, in the fourth quarter, we believe we had a little net help.  Even without the help from the weather, which we believe accounted for approximately 150 bps of DAG growth, our business performed well, with 8% year-over-year reported DAG growth, 19% growth in Net Revenues and $27 million in Adjusted EBITDA – which includes meaningful investments in the strategic initiatives we outlined last quarter.

Diner Behavior Update

Last quarter, we talked about the changed behavior of our diners.  All of our diners, to some extent, were ordering less frequently on our platform than we expected based on their historical behavior, but this trend was most pronounced among our newer diners and those in our newer markets.  In the fourth quarter, our diner ordering behavior was at the higher end of our expectations based on the trends we saw late in the third quarter.  As expected, growth decelerated after accounting for weather, but the amount of the deceleration was less than we expected.

When thinking about our newest diners, it’s important to remember a few things.  For one, we continue to add new diners disproportionately in newer markets – resulting in a mix shift away from New York and Corporate, which both have very high activity rates.  Also, as discussed last quarter, we are leaning in more to some channels, like free delivery and food offers, that have historically yielded lower quality diners.  And, as we’ve documented, new diners are increasingly already customers of other platforms.  All of these factors result in our newest diners having lower ordering frequencies than our historical new diners.

Strategic Initiatives Update – Improving Competitiveness

We are pleased with our progress on both our Restaurant Supply and Diner Loyalty initiatives that we highlighted last quarter.  We are either on track or ahead of our plans for both and steadily improving our competitive position.  It’s important to reiterate that these initiatives are not magic bullets that will improve diner behavior immediately.  They will have some small short-term benefit, but are designed more to drive long-term behavior, while allowing us to continue to generate profits.

Restaurant Supply

●	Independent Partnered Restaurants
○	We had the largest number of independent restaurants additions ever in the fourth quarter. This strength was broad across all of our markets.
○	We signed more independent restaurants per sales rep than any point in the last several years.
○	We are ahead of plan to double the size of our independent restaurant sales force, with much of the hiring likely to take place before the second half of 2020.

●	Enterprise Partnered Restaurants
○	We added thousands of new, partnered locations of beloved national brands including Applebee’s, Dunkin’, McDonald’s, Popeyes, Shake Shack and Wendy’s.
○

We also made substantial progress with regional chains, adding stores and meaningful order volume for popular partners including: Bertucci’s, Hale & Hearty, honeygrow, La Madeleine, Mimi’s Café, Round Table Pizza and Smokey Bones.

●	Non-partnered Restaurants
○	We launched approximately 150,000 non-partnered restaurants on the platform and are well ahead of our goal of doubling total restaurant inventory by the end of 2020.
○	The non-partnered restaurant mix is comprised of both enterprise and independent restaurants, with the mix similar to our partnered inventory.
○	Orders from non-partnered restaurants accounted for a low-single digit percentage of our total orders. As expected, high diner fees resulted in lower conversion.
○	Non-partnered restaurants received orders from both new and existing diners. These are diners and orders we may have lost to a competitor platform if we didn't have the non-partnered inventory.
○	We are pricing non-partnered orders so that we break even on an incremental EBITDA basis, including opportunity costs from substitutive orders.

Diner Loyalty

●	Restaurant Funded Programs
○

Since the third quarter, we launched more than 20 loyalty programs for Enterprise partners on our marketplace, where diners can “earn and burn” rewards on our platform.  Early feedback on these programs has been positive from the brands, with higher order frequency and higher average order sizes.

○

We just recently started offering these same loyalty programs to independent restaurants on our platform.  We believe this unique offering will create differentiated value for independent restaurants that partner with Grubhub.

●	Pricing Optimization
○

We have been piloting a diner subscription program in a few markets that leverages our lowest consumer-facing pricing, diverse restaurant selection and innovative products like loyalty.  We are fine tuning the program ahead of a national rollout, likely in the coming months, with the goal to increase diner frequency and loyalty in a long-term, sustainable manner.

○

We continue to make great strides optimizing our pricing across the network to enhance diner lifetime value.  There are almost infinite combinations of variables for pricing to diners, and we see potential for continued optimization over many years.

Ultimate Launch

In late January, we launched Grubhub Ultimate, a revolutionary, proprietary hardware and software solution that integrates all restaurant ordering channels into one system.  Ultimate is a digital workflow solution, connecting the front- and back-of-the house directly with diners and creating a transparent view into their order status, whether diners order for pickup or delivery on Grubhub, at an in-store kiosk, or directly with a cashier (Grubhub Ultimate Video Overview).

Grubhub Ultimate

We believe that pickup could be the next major supply-side innovation to unlock accelerated growth in our industry.  While transparent order wait-time functionality has been available in some large-scale QSR brands, we brought this functionality to our independent restaurant partners, including real-time queue display (in-person and online), as well as in-store ordering kiosks.

In the past, we’ve highlighted that Tapingo and LevelUp were fulfilling hundreds of thousands of pickup orders every day and that we were hoping to bring some of that pickup “DNA” and technology to the Grubhub marketplace.  Ultimate is a concept that was born at Tapingo and is an important step in helping Grubhub unlock pickup, which is a majority of the more than $250 billion takeout market and virtually untapped by online/mobile platforms.

Unit Economics – Why All Online Orders Are NOT Equal

In our last letter, we underscored the importance of building the foundation of our business as a marketplace for independent restaurants and small chains.  For those constituents, our model is powerful – we provide demand generation at a value that works for both parties.  Large enterprise and non-partnered volume supplements the marketplace by attracting and retaining diners, but those orders alone are not the path to profitability.

We thought some examples of delivery orders would help further illustrate this point.  Below are three real orders on Grubhub, although we have intentionally redacted the restaurant names and locations.  Here are the checkout screens the diner sees for each order and below are illustrative Grubhub economics for each of these orders:

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The first example (“Independent”) is a partnered independent restaurant that values our demand generation capabilities and utilizes our delivery services; we have a higher take-rate and collect the diner delivery fee.

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The second example (“QSR”) is a partnered national enterprise brand. The order size is significantly smaller and the restaurant is a large brand so it pays us less for demand generation, but utilizes our delivery services.  Revenue from the restaurant is significantly lower because the commission rate is lower AND the order size is smaller.

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The last example (“Non-Partnered”) is a non-partnered independent restaurant where the food and beverage total is similar to the Independent example.  Remember, we have no relationship with the restaurant, so our revenue from the restaurant is $0.  We receive all of our revenue from the diner through a combination of the delivery fee and a service fee.

Our “Variable order costs” for each of these orders consists of delivery, customer care and credit card processing.  Because we believe ancillary driver costs like insurance, recruiting, background checks and delivery bags scale with volume, we allocated them to “Delivery costs” along with what we pay the driver.  Similarly, we allocated customer care costs, including customer contact costs plus any refunds or concessions we give to diners, to “Variable order costs.”

Despite the significant drop in Grubhub revenue between the Independent and QSR orders, the variable costs are actually very similar.  This makes intuitive sense.  As we talked about in our last letter, we have to pay someone for their time to drive to the restaurant, pick up the food and drive it to the diner.  These costs really don’t change based on the cost of the meal or whether the restaurant is an Independent or a QSR.  In fact, the QSR variable order costs are actually higher because the lower average order sizes often requires companies like Grubhub to provide a subsidy to encourage a driver to accept the order.

The variable costs for a Non-Partnered order are actually quite a bit higher than either an Independent or a QSR order.  We need to pay someone, either the driver or a call center representative, to place the order and potentially wait for it to be prepared.  We also have higher customer care costs because there tends to be more problems with these orders, and we bear 100% of the responsibility for restaurant errors.

You can see how we can generate approximately $4 an order to pay for overhead in the Independent example, but something much closer to $0 in the QSR example.  This is BEFORE marketing, technology, sales, account management, rent and other corporate overhead, which for us totaled approximately $2.50 per order in 2019.  We realize it’s easy to forget these overhead costs when evaluating growth businesses, but they are real, critical operating costs.

As we’ve highlighted many times, we are strong believers in the value of having a robust QSR offering as part of the marketplace, but only as an enhancement, not the core driver of growth and profitability. The chart below illustrates how QSR mix impacts overall profitability using our actual overhead costs, which we believe are already the lowest in the industry:

We would be losing money overall if QSR volume and/or Non-Partnered volume made up even a third of our business.  It’s true that corporate overhead costs will scale to some degree with volume, but we think it will require multiples of current order volume to get below $2 per order.  Therefore, we believe a heavy QSR and/or Non-Partnered mix would result in losses at 500,000 DAGs, 1 million DAGs or even more.

Bottom line is that volume from partnered independent restaurants is critical to overall profitability.  An independent restaurateur is a different customer than an Enterprise partner, with different needs.  We believe Grubhub has the best infrastructure to serve independent restaurants and the most diners that want to habitually order from them.

Guidance

Last quarter, we outlined how the initiatives we are undertaking to increase restaurant selection and expand diner loyalty would affect our profitability and DAG growth rate in 2020.  To date, we have made substantial progress on the initiatives, but as we’ve said, these initiatives are long-term focused, not short-term fixes. They will take time to ramp and affect diner behavior. We believe the best measure of success will be an improving DAG growth rate as the initiatives take hold.

With this backdrop, we expect full year 2020 revenue to be in the range of $1.4 billion to $1.5 billion.  We continue to anticipate that in 2020, the year-over-year DAG growth rate will improve from the weather adjusted 6% year-over-year growth in the fourth quarter of 2019.  Given the time needed for the initiatives to scale and affect diner behavior, we believe order growth will ramp throughout 2020, with the first quarter being the low point.

We continue to expect adjusted EBITDA for full year 2020 to be at least $100 million.  We are not giving a range for full year EBITDA given the large amount of potential variability in patterning and spend related to our initiatives.  Much of the spend is discretionary and will depend on diner behavior, competitive behavior and other factors.  All of that said, we remain very confident in our ability to generate at least $100 million in EBITDA for the full year.

For the first quarter, we expect revenue to be in the range of $350 million to $370 million.  For DAG growth, we are obviously not assuming the kind of weather tailwind we saw in the fourth quarter, and as we’ve said, we do not expect our initiatives to have a material impact on first quarter order growth yet.  Also recall we are lapping the national launch of Taco Bell which included a substantial television advertising campaign that contributed an estimated 150 bps to first quarter 2019 DAG growth.

We expect first quarter adjusted EBITDA to be in the range of $15 million to $25 million.

Business Updates

Restaurant Network

We now have more than 300,000 restaurants on our platform, including more than 155,000 that work with Grubhub on a partnered basis.

Fourth Quarter Key Business Metrics2 and Financial Review

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New Diners and Daily Average Grubs: We finished the quarter with 22.6 million active diners, up 28% year-over-year and up 1.4 million sequentially.  DAGs were 502,600 in the fourth quarter, up 8% year-over-year and up 10% from the third quarter.  Favorable weather benefited our year-over-year DAG growth by about 150 bps.

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2 Key Business Metrics are defined on page 29 of our Annual Report on Form 10-K filed on February 28, 2019.

●	Gross Food Sales: Gross Food Sales for the fourth quarter were $1.6 billion, an increase of 13% from the fourth quarter of 2018, with our average order size up 5% year-over-year to $34.

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Net Revenues: Net Revenues for the fourth quarter were $341 million, an increase of 19% year-over-year.  Even without the approximately 150 bps weather benefit, our revenue would have been near the high end of our fourth quarter guidance.  Our capture rate, calculated as Net Revenues divided by Gross Food Sales, was 22% and includes roughly 100 bps from LevelUp and Tapingo’s technology-oriented revenues.  Excluding these technology-oriented revenues, our capture rate increased by approximately 100 bps year-over-year. The majority of the take-rate increase is due to the mix shift towards delivering a greater percentage of orders on behalf of our restaurant partners, partially offset by some of our initiatives, which are accounted for as a reduction in revenue.  Finally, we continue to see a small upward impact on take-rate from restaurants opting to pay more for more impressions on our marketplace.

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Operations and Support: Operations and support expenses were $190 million, an increase of 32% year-over-year, driven by the disproportionate increase in Grubhub-delivered orders relative to the underlying growth of our overall order volume.  Orders we deliver on behalf of our restaurant partners accounted for approximately 40% of our DAGs during the quarter.  Revenue less operations and support costs per order, which helps normalize for the mix shift to more Grubhub-delivered orders, was $3.26 per order, a decline from $3.82 in the third quarter, and in-line with our expectations outlined in the third quarter shareholder letter. The sequential decline in contribution profit per order was largely due to our initiatives, as the fulfillment cost per delivered order was unchanged from the third quarter.

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Sales and Marketing: Sales and marketing expenses were $86 million in the fourth quarter, a year-over-year increase of 23%.  Despite the lower ordering frequency of our newly acquired diners, we continue to acquire new diners whose expected LTV is above their cost of acquisition.  We anticipate sales and marketing will grow at a more normalized rate in 2020, as we have fully lapped the stepped up level of advertising spend which began in the fourth quarter of 2018.  As a note, advertising spend, which is the majority of sales and marketing expense, but not all, grew less than 20% compared to the fourth quarter of 2018.

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Technology: Technology expenses were $29 million, an increase of 17% year-over-year and down 1% on a sequential basis.  Technology expense growth slowed from 39% in the third quarter as we fully lapped the acquisition of LevelUp.

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General and Administrative: General and Administrative expenses were $28 million, an increase of 2% year-over-year.  After adjusting for non-recurring acquisition, restructuring and legal costs, general and administrative expenses were about $27 million, a sequential increase of $3 million.

●	Depreciation and Amortization: Depreciation and amortization expenses were $32 million, an increase of 35% year-over-year.

●	Net Loss: Net loss was $27.7 million, compared to $5.2 million in the fourth quarter of 2018.

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Adjusted EBITDA: Fourth quarter 2019 Adjusted EBITDA was $26.7 million or $0.58 per order. Adjusted EBITDA benefited from the 150 bps weather tailwind to order growth. The sequential decline in adjusted EBITDA per order was due to: (1) our newest cohorts ordering less frequently than prior cohorts, (2) co-marketing and free delivery for certain enterprise partners including KFC, McDonald’s, Panera Bread and Taco Bell, and (3) investments in our new initiatives.

Closing

We continue to feel good about the course we charted for our business in the last earnings letter, but we acknowledge that we have a lot of work still to do.  We are encouraged by what we’ve seen in our business over the last few months; however, these strategic initiatives will take time to roll out and have a meaningful impact on our diner behavior and our overall business.

We will host a question and answer call for the investor community at 8:00 a.m. CT tomorrow morning.  A live webcast of the call can be accessed on the Grubhub Investor Relations website at investors.grubhub.com, along with the Company's earnings press release, financial tables, and Shareholder Letter.  A replay of the webcast will be available at the same website.

Thank you for your continued support and we look forward to updating you on our progress.

Sincerely,

Matt Maloney, Founder and CEO

Adam DeWitt, President and CFO

Forward Looking Statements

This Shareholder Letter contains “forward-looking statements,” regarding management's future expectations, beliefs, intentions, goals, strategies and protocols, which are made in reliance on the “safe harbor” provisions of the U.S. Private Securities Litigation Act of 1995.  Forward-looking statements involve substantial risks, known and unknown, uncertainties, assumptions, and other factors that may cause actual results, performance, achievements or outcomes including, but not limited to, achievement of the benefits of our planned additional investments, to differ materially from future results expressed or implied by such forward looking statements. Forward-looking statements generally relate to future events or our future financial or operating performance.  In some cases, you can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “contemplates,” “could,” “seeks,” “estimates,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. While forward-looking statements are our best prediction at the time they are made, you should not rely upon them.  Forward-looking statements represent our management’s beliefs and assumptions only as of February 5, 2020, unless otherwise indicated, and there is no implication that the information contained in this Shareholder Letter is made subsequent to such date.  For additional information concerning factors that could affect our financial results or cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the cautionary statements included in our filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on February 28, 2019 and our Quarterly Reports on Form 10-Q and any further disclosures we make in our Current Reports on Form 8-K. Our SEC filings are available electronically on our investor website at investors.grubhub.com or the SEC’s website at www.sec.gov. Except as required by law, we assume no obligation to update these forward-looking statements or this Shareholder Letter, or to update, supplement or correct the information set forth in the Shareholder Letter or the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP.

We define Adjusted EBITDA as net income adjusted to exclude acquisition, restructuring and certain legal costs, income taxes, net interest expense, depreciation and amortization and stock-based compensation expense.  Non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders exclude acquisition, restructuring and certain legal costs, amortization of acquired intangible assets, stock-based compensation expense and other nonrecurring items as well as the income tax effects of these non-GAAP adjustments.  We use these non-GAAP financial measures as key performance measures because we believe they facilitate operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions, restructuring and certain legal costs, the impact of depreciation and amortization expense on our fixed assets and the impact of stock-based compensation expense. Adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share attributable to common stockholders are not measurements of our financial performance under GAAP and should not be considered as an alternative to performance measures derived in accordance with GAAP.

Contacts: Adam Patnaude Investor Relations ir@grubhub.com	Katie Norris Media Relations press@grubhub.com

GRUBHUB INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues	$341,270	$287,721	$1,312,151	$1,007,257
Costs and expenses:
Operations and support	190,328	144,082	675,471	454,321
Sales and marketing	86,100	69,877	310,299	214,290
Technology (exclusive of amortization)	29,164	24,972	115,297	82,278
General and administrative	28,018	27,393	101,918	85,465
Depreciation and amortization	32,488	24,153	115,449	85,940
Total costs and expenses	366,098	290,477	1,318,434	922,294
Income (loss) from operations	(24,828)	(2,756)	(6,283)	84,963
Interest expense - net	6,189	2,163	20,493	3,530
Income (loss) before provision for income taxes	(31,017)	(4,919)	(26,776)	81,433
Income tax (benefit) expense	(3,299)	231	(8,210)	2,952
Net income (loss) attributable to common stockholders	$(27,718)	$(5,150)	$(18,566)	$78,481
Net income (loss) per share attributable to common stockholders:
Basic	$(0.30)	$(0.06)	$(0.20)	$0.88
Diluted	$(0.30)	$(0.06)	$(0.20)	$0.85
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	91,509	90,705	91,247	89,447
Diluted	91,509	90,705	91,247	92,354

KEY BUSINESS METRICS

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Active Diners (000s)	22,621	17,688	22,621	17,688
Daily Average Grubs	502,600	467,500	492,300	435,900
Gross Food Sales (millions)	$1,552	$1,377	$5,914	$5,057

GRUBHUB INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$375,909	$211,245
Short-term investments	49,275	14,084
Accounts receivable, less allowances for doubtful accounts	119,658	110,855
Income tax receivable	3,960	9,949
Prepaid expenses and other current assets	17,515	17,642
Total current assets	566,317	363,775
PROPERTY AND EQUIPMENT:
Property and equipment, net of depreciation and amortization	172,744	119,495
OTHER ASSETS:
Other assets	26,836	14,186
Operating lease right-of-use asset	100,632	—
Goodwill	1,007,968	1,019,239
Acquired intangible assets, net of amortization	500,481	549,013
Total other assets	1,635,917	1,582,438
TOTAL ASSETS	$2,374,978	$2,065,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Restaurant food liability	$131,753	$127,344
Accounts payable	26,748	26,656
Accrued payroll	19,982	18,173
Current portion of long-term debt	—	6,250
Current operating lease liability	9,376	—
Other accruals	61,504	44,745
Total current liabilities	249,363	223,168
LONG-TERM LIABILITIES:
Deferred taxes, non-current	27,163	46,383
Noncurrent operating lease liability	111,056	—
Long-term debt	493,009	335,548
Other accruals	817	18,270
Total long-term liabilities	632,045	400,201
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	9	9
Accumulated other comprehensive loss	(1,628)	(1,891)
Additional paid-in capital	1,164,400	1,094,866
Retained earnings	330,789	349,355
Total Stockholders’ Equity	$1,493,570	$1,442,339
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,374,978	$2,065,708

GRUBHUB INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(18,566)	$78,481
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	30,237	21,647
Amortization of intangible assets and developed software	85,212	64,293
Stock-based compensation	72,879	55,261
Deferred taxes	(7,726)	1,724
Other	8,531	5,552
Change in assets and liabilities, net of the effects of business acquisitions:
Accounts receivable	(11,591)	(6,092)
Income taxes receivable	5,989	(1,356)
Prepaid expenses and other assets	(13,854)	(16,270)
Restaurant food liability	4,380	2,921
Accounts payable	1,978	11,160
Accrued payroll	1,804	3,621
Other accruals	23,349	4,585
Net cash provided by operating activities	182,622	225,527
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(85,989)	(57,197)
Proceeds from maturity of investments	51,366	67,166
Capitalized website and development costs	(48,524)	(31,180)
Purchases of property and equipment	(55,167)	(43,033)
Acquisition of other intangible assets	(9,980)	(11,851)
Acquisitions of businesses, net of cash acquired	127	(517,909)
Other cash flows from investing activities	(250)	—
Net cash used in investing activities	(148,417)	(594,004)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of long-term debt	500,000	222,000
Repayments of borrowings under the credit facility	(342,313)	(53,906)
Proceeds from the issuance of common stock	—	200,000
Taxes paid related to net settlement of stock-based compensation awards	(23,753)	(35,599)
Proceeds from exercise of stock options	4,469	14,190
Payments for debt issuance costs	(9,136)	—
Net cash provided by financing activities	129,267	346,685
Net change in cash, cash equivalents, and restricted cash	163,472	(21,792)
Effect of exchange rates on cash, cash equivalents and restricted cash	320	(645)
Cash, cash equivalents, and restricted cash at beginning of year	215,802	238,239
Cash, cash equivalents, and restricted cash at end of the period	$379,594	$215,802
SUPPLEMENTAL DISCLOSURE OF NON-CASH ITEMS
Cash paid for income taxes	$1,163	$7,895

GRUBHUB INC.

NON-GAAP FINANCIAL MEASURES RECONCILIATION

(in thousands, except per share and per order data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$(27,718)	$(5,150)	$(18,566)	$78,481
Income taxes	(3,299)	231	(8,210)	2,952
Interest expense - net	6,189	2,163	20,493	3,530
Depreciation and amortization	32,488	24,153	115,449	85,940
EBITDA	7,660	21,397	109,166	170,903
Acquisition, restructuring and legal costs	966	1,913	4,105	7,578
Stock-based compensation[3]	18,073	18,816	72,879	55,261
Adjusted EBITDA	$26,699	$42,126	$186,150	$233,742

Net income (loss) per order	$(0.60)	$(0.12)	$(0.10)	$0.49
Adjusted EBITDA per order	$0.58	$0.98	$1.04	$1.47

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$(27,718)	$(5,150)	$(18,566)	$78,481
Stock-based compensation[3]	18,073	18,816	72,879	55,261
Amortization of acquired intangible assets	13,367	11,377	50,712	42,484
Acquisition, restructuring and legal costs	966	1,913	4,105	7,578
Income tax adjustments	(8,916)	(9,384)	(35,883)	(30,544)
Non-GAAP net income (loss)	$(4,228)	$17,572	$73,247	$153,260
Weighted-average diluted shares used to compute net income (loss) per share attributable to common stockholders	91,509	93,144	92,759	92,354
Non-GAAP net income (loss) per diluted share attributable to common stockholders	$(0.05)	$0.19	$0.79	$1.66

3 Stock-based compensation expense for the three months ended December 31, 2018 and the twelve months ended December 31, 2019 and 2018 included $4.8 million, $1.6 million and $4.8 million, respectively, of expense related to the accelerated vesting of equity awards to certain terminated acquired employees.

	Guidance
	Three Months Ended March 31, 2020
	Low	High
	(in millions)
Net loss	$(36.0)	$(28.5)
Income taxes	(12.1)	(9.6)
Interest expense - net	6.1	6.1
Depreciation and amortization	34.0	34.0
EBITDA	(8.0)	2.0
Acquisition, restructuring and legal costs	—	—
Stock-based compensation	23.0	23.0
Adjusted EBITDA	$15.0	$25.0

Note: For the full year 2020, we currently expect Adjusted EBITDA of at least $100 million, net interest expense of $25 million, depreciation and amortization expense of $145 million and stock-based compensation expense of $100 million.